EXHIBIT 99.1

Dr. Paul Coussens Joins HepaLife’s Scientific Advisory Board.

Wild birds now nesting in Alaska and Canada will begin their migration south this fall; monitoring of migratory birds to prevent a deadly bird flu virus now is in effect for the entire nation.

Boston, MA – August 15, 2006 – HepaLife Technologies Inc. (OTCBB: HPLF) (FWB: HL1) (WKN: 500625) today announced the appointment of Dr. Paul Coussens, professor of molecular biology and molecular virology at Michigan State University, to it’s Scientific Advisory Board.

“Dr. Coussens’ in-depth knowledge of molecular virology will be a great asset to us in the development of our new cell-culture based vaccine to protect against the spread of influenza viruses, including the highly lethal H5N1 avian flu virus,” states Mr. Harmel S. Rayat, President and CEO of HepaLife Technologies.

“Due to the threat of the deadly H5N1 virus being spread by migratory birds, which are now nesting in Alaska and Canada and will begin their migration south this fall along major migratory bird flyways, federal government and state agencies have started a nationwide comprehensive program to test upwards of 100,000 wild birds for the H5N1 virus.

Mr. Rayat concludes, “Already, cases of the avian flu virus in wild birds have been reported in the Pacific and Atlantic regions of Canada, and possibly in a wild swan in Michigan. As the fall migration season begins soon, it’s quite possible that new cases will be discovered by the national migratory bird testing program. Because of trade, smuggling and migratory birds -- all potential conduits for the H5N1 virus -- many experts feel it’s just a matter of time before it arrives in North and South America.”

Dr. Paul Coussens

Dr. Coussens received his bachelor of science degree in biochemistry and mathematics from Northern Michigan University in 1980, transferring to the University of Maine at Orono where he earned a master's degree in physical chemistry in 1982.  Dr. Coussens then attended Pennsylvania State University where he studied retroviruses and oncogenes and became skilled in molecular biology and protein analysis. Dr. Coussens earned his Ph.D. from Pennsylvania State University in 1985. Following a brief post-doctoral study of the src oncogene protein at the State University of New York at Stony Brook, Dr. Coussens returned to his native Michigan to study molecular virology at Michigan State University (MSU).

In 1987, Dr. Coussens accepted a post as assistant professor in the Animal Science Department at Michigan State University, eventually becoming tenured and promoted to associate professor in 1992.  During this time, Dr. Coussens conducted research on the molecular biology of Marek’s disease virus, an oncogenic alpha-herpesvirus.  In 1995, Dr. Coussens founded a biotechnology company focused on development of novel veterinary vaccines, diagnostics, and vaccine production systems.  Dr. Coussens took a three-year leave from MSU to serve as chief technology officer within this company.

Dr. Coussens returned to his position at MSU in June of 1999 and has most recently been building a program in the molecular pathogenesis of Mycobacterium paratuberculosis and Johne’s disease. Also in 1999, Dr. Coussens assumed a leadership role as director of the Center for Animal Functional Genomics (CAFG), working to secure funding and personnel to develop cDNA and oligonucleotide microarray facilities dedicated to physiology, immunology, nutrition, welfare and growth in livestock, companion, and wildlife animal species.  The CAFG has since developed 12 microarrays for studies in pigs, cattle, dogs, zebra finches, and rainbow trout.  In 2005, the MSU CAFG distributed more than 850 microarrays to 23 investigators representing 17 research institutes in six countries. This facility is now supported by a Strategic Partnership Grant from the MSU Foundation, by the Department of Animal Science, and by the Michigan Agricultural Experiment Station.

Dr. Coussens has published more than 70 peer-reviewed research articles, book chapters, and symposia papers, presented more than 150 abstracts and invited talks, and authored 12 U.S. patents, as well as several international patents.

Cell-Culture Based Vaccines

Protected by five issued patents, including U.S. patent 5,989,805 (“Immortal Avian Cell Line To Grow Avian and Animal Viruses To Produce Vaccines”), HepaLife is developing production methods to make flu vaccines faster and at less cost by means of a line of cells that may be able to grow human viruses instead of using the traditional chicken egg process.

Cell-based virus production would eliminate problems created by allergies to egg albumin, and allow vaccines to be developed more quickly in response to various mutations of viruses.  The same technology could also replace expensive influenza diagnostics for avian flu by reducing the time to detection and cost of analysis, critical factors in a large scale surveillance program.

About Avian Flu

The H5N1 strain of avian flu can be transmitted from birds to humans. From 2003 to August 9, 2006 the World Health Organization has confirmed 236 human cases, including 138 deaths. There is currently no vaccine available to protect humans from H5N1.

The Centers for Disease Control states, “There is little pre-existing natural immunity to H5N1 infection in the human population. If these H5N1 viruses gain the ability for efficient and sustained transmission among humans, an influenza pandemic could result, with potentially high rates of illness and death.”

In May, the White House issued a report saying that a disease outbreak could lead to the deaths of 200,000 to 2 million in the U.S. alone. In July, the National Governors Association issued a report (Preparing For A Pandemic Influenza) warning that “the global spread of this virus [H5N1] to be an immediate possibility” and that “Once adapted, the avian flu will have the potential to become a pandemic and time will be short.”

ABOUT HEPALIFE TECHNOLOGIES, INC.

HepaLife Technologies, Inc. (OTCBB: HPLF) (FWB: HL1) (WKN: 500625) is a development stage biotechnology company focused on the identification, development and eventual commercialization of cell-based technologies and products.

Current cell-based technologies under development by HepaLife include 1) the first-of- its-kind artificial liver device, 2) proprietary in-vitro toxicology and pre-clinical drug testing platforms, and 3) cell-culture based vaccines to protect against the spread of influenza viruses among humans, including potentially the high pathogenicity H5N1 virus.

At present, HepaLife does not have commercial products intended to diagnose, treat, cure or prevent any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

For additional information, please visit www.hepalife.com.

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